Exhibit 99.1 Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG THIRD QUARTER FISCAL 2021 RESULTS

Sales Increase to Record Third Quarter Level of $58.7 Million

All Access Pass Subscription and Subscription Services Sales Grow 43% to $29.7 Million

Deferred Subscription Revenue Increases 26% Over the Prior Year

Operating Income and Adjusted EBITDA Exceed Expectations as Adjusted EBITDA Increases $12.2 Million to $8.6 Million

Cash Flows from Operating Activities Increases 65% to $30.9 Million in the First Three Quarters of Fiscal 2021—Liquidity and Financial Position Remain Strong

Company Increases Guidance for Fiscal 2021

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its third quarter of fiscal 2021, which ended on May 31, 2021.

Introduction

The Company’s strong third quarter performance was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended May 31, 2021 achieved record third quarter levels.  Consolidated sales for the third quarter totaled $58.7 million compared with $37.1 million in fiscal 2020, and $56.0 million in the pre-pandemic third quarter of fiscal 2019.

▪

On the strength of increased sales and a gross margin percentage which improved 587 basis points, gross profit for the third quarter increased to $45.9 million in 2021 compared with $26.8 million in 2020, and $39.7 million in fiscal 2019.

▪

The Company’s selling, general, and administrative (SG&A) expenses (excluding stock-based compensation) as a percent of sales improved to 64.3% in 2021 compared with 78.8% in fiscal 2020, and 67.2% in the third quarter of fiscal 2019.

▪	Adjusted EBITDA increased to $8.6 million for the third quarter of fiscal 2021 compared with a loss of $(3.6) million in fiscal 2020, and Adjusted EBITDA of $3.1 million in fiscal 2019.
▪	These favorable operating conditions increased the Company’s pre-tax income to $2.6 million in fiscal 2021 compared with a loss of $(0.7) million in 2020, and a loss of $(2.4) million in fiscal 2019.
▪	Cash flows from operating activities for the three quarters ended May 31, 2021 increased 65% to $30.9 million compared with $18.7 million in the prior year.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are really pleased that our third quarter and year-to-date results were strong, and even stronger than expected, reflecting the strength, quality, and durability of Franklin Covey’s value proposition and subscription business.  Our third quarter performance was driven by the continued success of our All Access Pass subscription model where we achieved double-digit sales growth in the third quarter, fiscal 2021 to-date, and over the latest twelve month periods.”

Whitman continued, “In the coming quarters and years we expect three factors to continue to drive significant growth in subscription and subscription service sales and profitability.  First: driven by growth in All Access Pass, we expect substantially all the Company’s sales to be subscription based within 3-4 years; second: we expect the already significant lifetime customer value of our All Access Passholders to continue to increase; and third: we expect the volume of new All Access Pass logos to grow significantly as we continue to aggressively grow our sales force and licensee network.  As the almost complete conversion to subscription and subscription services revenue occurs, we expect virtually the entire Company to be able to generate the same kinds of growth in revenue, gross margins, revenue retention, and customer impact we have seen in our North American subscription business over the past five years.”

Whitman added, “Cash flow during the first three quarters of fiscal 2021 was strong, and we ended the quarter with approximately $51 million in liquidity even after the purchase of Strive Talent, Inc. for $10.6 million in cash during the third quarter.  Our current liquidity is higher than the $39 million we had when the pandemic started, and up from $42 million at the end of fiscal 2020 in August.  At May 31, 2021, we had $35.8 million of cash, with no borrowings on our $15.0 million revolving line of credit.”

The strong performance during the third quarter reflects the continuation of four key trends that have been evident throughout the ongoing COVID-19 pandemic.  These trends include:

▪

First, the strong growth of All Access Pass (AAP) subscription sales.  All Access Pass subscription sales increased 17% in the third quarter of fiscal 2021, 15% fiscal year-to-date, and 14% for the twelve-month period ended May 31, 2021.

▪

Second, the growth of All Access Pass subscription services, which increased 136% over the prior year’s third quarter, and substantially exceeded subscription service sales in the third quarter of fiscal 2019.  Sales of All Access Pass subscription services continued to strengthen in the third quarter, reflecting the strong bookings of subscription services in prior quarters, and the Company’s capabilities to deliver subscription services live-online and digitally.

▪	Third, sales in the international direct offices and through many of the Company’s international licensee partners continued to strengthen in the third quarter.
▪

Fourth, despite the challenging environment for education, booking and delivery trends in the Education Division strengthened in the third quarter, and Education Division performance is expected to continue to improve in the fourth quarter of fiscal 2021.

Financial Overview

The following is a summary of financial results for the quarter ended May 31, 2021:

▪

Net Sales:  Consolidated sales for the quarter ending May 31, 2021 totaled $58.7 million, compared with $37.1 million in the third of fiscal 2020.  The Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services in the third quarter and believe the electronic delivery capabilities (including the delivery of subscription services live-online) of these offerings have been key to its business performance during the ongoing pandemic.  During the third quarter of fiscal 2021, AAP sales increased 17% compared with the third quarter of the prior year, AAP subscription and subscription services sales increased 43%, and annual revenue retention remained strong at greater than 90%.  During the third quarter of fiscal 2021 the Company was encouraged by signs of economic recovery in the United States and many of the other countries in which it operates as companies, schools, and individuals are adapting, and the positive effect of vaccinations is enabling certain economies to open and recover.  As a result of improving conditions, sales improved in each of the Company’s segments compared with the third quarter of fiscal 2020.  The Company remains optimistic about the future and looks forward to continued recovery from the pandemic during the fourth quarter of fiscal 2021.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At May 31, 2021, the Company had $96.6 million of billed and unbilled deferred subscription revenue, an increase of 25%, or $19.3 million, compared with May 31, 2020.  This total included $55.3 million of deferred subscription revenue which was on its balance sheet, a 26%, or $11.4 million increase compared with deferred subscription revenue at May 31, 2020.  At May 31, 2021, the Company had $41.3 million of unbilled deferred revenue, a 23%, or $7.8 million increase compared with $33.4 million of unbilled deferred revenue at May 31, 2020.  Included in these numbers is an increasing number of multi-year AAP contracts.  As of May 31, 2021, 40% of North American AAP contracts are multi-year contracts, representing more than 50% of North American AAP subscription revenue.  Unbilled deferred revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the third quarter of fiscal 2021 was $45.9 million compared with $26.8 million in fiscal 2020.  The Company’s gross margin for the quarter ended May 31, 2021 improved 587 basis points to 78.2% of sales compared with 72.3% in the third quarter of fiscal 2020, reflecting the continued increase in subscription revenues in the mix of overall sales and the impact of increased sales on fixed cost of sale elements such as salaried Education coaches and capitalized curriculum amortization expense.  Gross profit increased due to improved sales as described above.

▪

Operating Expenses:  The Company’s operating expenses for the third quarter of fiscal 2021 increased $15.8 million compared with the third quarter of fiscal 2020, which was primarily due to an $8.5 million increase in SG&A expenses and a $7.5 million increase in stock-based compensation expense.  Despite the increase in SG&A expenses (excluding stock-based compensation expense), as a percent of sales, the Company’s SG&A expenses in fiscal 2021 decreased to 64.3% compared with 78.8% in fiscal 2020.  The Company’s SG&A expenses increased primarily due to increased commissions on improved sales, increased associate costs resulting from bonuses and incentives from improved operations, and increased content development expense.  Due to uncertainties related to the COVID-19 pandemic and recovery from the pandemic, in May 2020 the Company determined that its stock-based compensation awards related to Adjusted EBITDA would not vest before they expired and previously recognized compensation expense from these awards was reversed.  These Adjusted EBITDA based awards were modified in the first quarter of fiscal 2021 and the Company recognized stock-based compensation expense in the third quarter of fiscal 2021.  Increased SG&A and stock-based compensation expenses were partially offset by cost savings from the successful implementation of expense reduction initiatives in various areas of the Company’s operations during the pandemic.

▪

Operating Income:  As a result of increased sales, improved gross margins, and continued efforts to control SG&A expenses, the Company’s income from operations for the quarter ended May 31, 2021 improved to $3.1 million compared with a loss of $(0.1) million in the third quarter of fiscal 2020.

▪

Income Taxes:  The Company’s income tax benefit for the quarter ended May 31, 2021 was $10.1 million, compared with income tax expense of $10.2 million in the third quarter of fiscal 2020.  The Company’s income tax expense in fiscal 2020 was primarily the result of increasing the valuation allowance against deferred income tax assets due to three-year cumulative pre-tax losses combined with expected disruptions and negative impacts to the business resulting from the COVID-19 pandemic and uncertainties related to recovery from the pandemic.  However, during fiscal 2021 the Company’s performance exceeded expectations, which returned it to three-year cumulative pre-tax income.  After consideration of these circumstances and the relevant accounting literature, the Company reduced the valuation allowance against its deferred tax assets, which primarily accounts for the income tax benefit recorded for the quarter ended May 31, 2021.

▪

Net Income (Loss):  Combined with the income tax benefit described above, the Company’s third quarter fiscal 2021 net income was $12.8 million, or $0.90 per diluted share, compared with a net loss of $(11.0) million, or $(0.79) per share, in the third quarter of the prior year, which included the adverse impact of an increased valuation allowance on deferred tax assets.

▪

Adjusted EBITDA:  Adjusted EBITDA for the third quarter of fiscal 2021 improved $12.2 million to $8.6 million compared with a loss of $(3.6) million in the third quarter of the prior year, reflecting increased sales and improved margins.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $35.8 million of cash at May 31, 2021, and no borrowings on its $15.0 million line of credit, compared with $27.1 million of cash at August 31, 2020.  Cash flows from operating activities for the first three quarters of fiscal 2021 increased 65% to $30.9 million, despite the challenging global economic environment during fiscal 2021.

▪

Purchase of Strive Talent, Inc.:  During the third quarter of fiscal 2021, the Company purchased Strive Talent, Inc. (Strive Talent), a San Francisco-based technology company which has developed and markets an innovative learning deployment platform.  While the purchase of Strive did not materially impact the Company’s results of operations during the third quarter, the Company is excited to add the capabilities of this platform to its All Access Pass offering.  Once integrated into the AAP, the Strive platform is expected to enable the seamless integration and deployment of the Company’s content, services, technology, and metrics to deliver behavioral impact at scale to its clients.  The Company believes the technology and capabilities acquired from Strive will be key elements of its future business model and strategy.

Fiscal 2021 Year-to-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2021 was $155.2 million compared with $149.5 million for the three quarters ended May 31, 2020.  The Company’s fiscal 2021 sales increased primarily as a result of continued strong sales of its subscription and subscription-related services.  Despite the challenging economic environment in fiscal 2021, the Company’s All Access Pass subscription revenues remained strong during the first three quarters of fiscal 2021 and increased 15% compared with the first three quarters of fiscal 2020.  Enterprise Division sales were $122.6 million, compared with $114.0 million in the first three quarters of the prior year, and were primarily driven by increased AAP revenues and recovering international direct office and licensee sales.  While many countries continue to be in various stages of lockdown, the Company has seen international sales performance increase steadily during the first three quarters of fiscal 2021, and the Company remains optimistic about the recovery of its international operations during the fourth quarter of fiscal 2021 and into fiscal 2022.  Education Division revenues were $27.9 million compared with $30.2 million in the first three quarters of fiscal 2020.  Ongoing disruptions to school operating environments reduced the delivery of coaching, consulting, and training days to educational institutions as educators have dealt with changing and uncertain schedules.  However, the majority of the coaching, consulting, and training days not able to be delivered during first half of fiscal 2021 are contractual, and are expected to be recognized in the second half of the fiscal year.  Consolidated gross profit for the first three quarters of fiscal 2021 was $119.6 million compared with $107.5 million in the first three quarters of fiscal 2020.  Gross margin for the first three quarters of fiscal 2021 improved 514 basis points to 77.1% of sales compared with 71.9% in the first three quarters of fiscal 2020, reflecting increased subscription and subscription service revenues in the overall mix of sales.

Operating expenses during the first three quarters of fiscal 2021 increased $7.6 million compared with the first three quarters of fiscal 2020 primarily due to a $6.6 million increase in stock-based compensation expense (as described above) and a $1.1 million increase in SG&A expenses.  Increased SG&A expense was primarily due to increased associate costs from commissions and bonuses on improved sales and operating results.  The Company’s income from operations through May 31, 2021 improved significantly to $3.8 million compared with a loss of $(0.7) million in the first three quarters of fiscal 2020.  Adjusted EBITDA for the three quarters ended May 31, 2021 increased 224%, or $12.0 million, to $17.4 million compared with $5.4 million in the first three quarters of fiscal 2020.  Including the impact of a significant income tax benefit in the third quarter of fiscal 2021, resulting primarily from a decrease in the valuation allowance against its deferred tax assets, the Company reported net income of $11.8 million, or $0.84 per diluted share, for the first three quarters of fiscal 2021, compared with a net loss of $(10.4) million, or $(0.75) per share, in the first three quarters of fiscal 2020.

Fiscal 2021 Outlook

Based on the Company’s strong performance in the third quarter and year-to-date in fiscal 2021, the Company is pleased to increase its guidance for fiscal 2021 and now expects Adjusted EBITDA to total between $24.5 million and $26.5 million.  The middle of this range reflects over 75% growth in Adjusted EBITDA compared with the $14.3 million achieved in fiscal 2020.  The Company anticipates continued strength in All Access Pass and Leader in Me membership during the fourth quarter of fiscal 2021, but the Company also plans on making investments in the fourth quarter for long-term growth.  These investments include the costs associated with: 1) the acquisition of Strive Talent; 2) a significant number of new client partners hired to position the Company for growth in future periods; and 3) other growth investments.

Earnings Conference Call

On Wednesday, June 30, 2021, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the third quarter of fiscal 2021, which ended on May 31, 2021.  Interested persons may participate by dialing 800-708-4539 (International participants may dial 847-619-6396), access code: 50186480.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/oujqunmd.  A replay of the webcast will remain accessible through July 14, 2021 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; increased Education Division performance in the fourth quarter; the ability and benefits from integrating the Strive Talent platform into the AAP; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income (loss), a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact:Media Contact:

Franklin CoveyFranklin Covey

Steve YoungDebra Lund

801-817-1776801-817-6440

investor.relations@franklincovey.com Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020

Net sales	$ 58,736	$ 37,105	$ 155,223	$ 149,463

Cost of sales	12,829	10,284	35,589	41,946
Gross profit	45,907	26,821	119,634	107,517

Selling, general, and administrative	37,762	29,254	102,312	101,231
Stock-based compensation	2,370	(5,104)	5,127	(1,460)
Depreciation	1,423	1,652	4,904	4,925
Amortization	1,238	1,164	3,503	3,504
Income (loss) from operations	3,114	(145)	3,788	(683)

Interest expense, net	(509)	(603)	(1,577)	(1,747)
Income (loss) before income taxes	2,605	(748)	2,211	(2,430)

Income tax benefit (provision)	10,149	(10,220)	9,605	(7,985)
Net income (loss)	$ 12,754	$ (10,968)	$ 11,816	$ (10,415)

Net income (loss) per common share:
Basic and diluted	$ 0.90	$ (0.79)	$ 0.84	$ (0.75)

Weighted average common shares:
Basic	14,145	13,869	14,068	13,897
Diluted	14,156	13,869	14,133	13,897

Other data:
Adjusted EBITDA(1)	$ 8,563	$ (3,642)	$ 17,402	$ 5,375

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$ 12,754	$ (10,968)	$ 11,816	$ (10,415)
Adjustments:
Interest expense, net	509	603	1,577	1,747
Income tax provision (benefit)	(10,149)	10,220	(9,605)	7,985
Amortization	1,238	1,164	3,503	3,504
Depreciation	1,423	1,652	4,904	4,925
Stock-based compensation	2,370	(5,104)	5,127	(1,460)
Business acquisition costs	300	-	300	-
Increase (decrease) in the fair value of contingent
consideration liabilities	118	(276)	164	(367)
Government COVID assistance	-	-	(234)	-
Gain from insurance settlement	-	(933)	(150)	(933)
Knowledge Capital wind-down costs	-	-	-	389

Adjusted EBITDA	$ 8,563	$ (3,642)	$ 17,402	$ 5,375

Adjusted EBITDA margin	14.6%	-9.8%	11.2%	3.6%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Sales by Division/Segment:
Enterprise Division:
Direct offices	$ 42,704	$ 26,760	$ 115,185	$ 106,844
International licensees	2,395	708	7,421	7,120
	45,099	27,468	122,606	113,964
Education Division	11,899	8,216	27,874	30,190
Corporate and other	1,738	1,421	4,743	5,309

Consolidated	$ 58,736	$ 37,105	$ 155,223	$ 149,463

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$ 34,678	$ 21,108	$ 93,201	$ 81,221
International licensees	2,069	339	6,454	5,696
	36,747	21,447	99,655	86,917
Education Division	8,179	4,711	17,510	17,828
Corporate and other	981	663	2,469	2,772

Consolidated	$ 45,907	$ 26,821	$ 119,634	$ 107,517

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$ 8,894	$ 352	$ 21,729	$ 10,796
International licensees	821	(724)	3,608	2,696
	9,715	(372)	25,337	13,492
Education Division	1,132	(1,536)	(2,010)	(3,707)
Corporate and other	(2,284)	(1,734)	(5,925)	(4,410)

Consolidated	$ 8,563	$ (3,642)	$ 17,402	$ 5,375

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$ 35,757	$ 27,137
Accounts receivable, less allowance for
doubtful accounts of $4,543 and $4,159	44,477	56,407
Inventories	2,652	2,974
Prepaid expenses and other current assets	15,343	15,146
Total current assets	98,229	101,664

Property and equipment, net	12,114	15,723
Intangible assets, net	51,603	47,125
Goodwill	31,220	24,220
Deferred income tax assets	5,316	1,094
Other long-term assets	14,167	15,611
	$ 212,649	$ 205,437

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$ 5,835	$ 5,000
Current portion of financing obligation	2,813	2,600
Accounts payable	4,655	5,622
Deferred subscription revenue	54,344	59,289
Other deferred revenue	8,984	7,389
Accrued liabilities	28,012	22,628
Total current liabilities	104,643	102,528

Notes payable, less current portion	14,191	15,000
Financing obligation, less current portion	11,913	14,048
Other liabilities	7,570	9,110
Deferred income tax liabilities	-	5,298
Total liabilities	138,317	145,984

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,283	211,920
Retained earnings	61,784	49,968
Accumulated other comprehensive income	764	641
Treasury stock at cost, 12,901 and 13,175 shares	(200,852)	(204,429)
Total shareholders' equity	74,332	59,453
	$ 212,649	$ 205,437